Exhibit 3.6(a)

CERTIFICATE OF INCORPORATION

OF

AYRSHIRE LAND COMPANY

          1. The name of the corporation is: Ayrshire Land Company

          2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          3. The nature of the business or purposes to he conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares shall be One Hundred Dollars ($100.00) amounting in the aggregate to one Hundred Thousand Dollars ($100,000.00).

          5. The board of directors is authorized to make, alter or repeal the by?laws of the corporation. Election of directors need not be by written ballot.

          6. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director. Any repeal or modification of this Article shall not adversely affect any right or protection of an existing director at the time of such repeal or modification.

          7. The name and mailing address of the incorporator is:

Raymond J. Cooke
AMAX Inc.
AMAX Center
Greenwich, CT 06830

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of June, 1987.

/s/ Raymond J. Cooke Raymond J. Cooke

CERTIFICATE OF MERGER
OF
BRAYTON LAND COMPANY AND HICKORY LAND COMPANY
INTO
AYRSHIRE LAND COMPANY

          The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

           FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME Ayrshire Land Company Brayton Land Company Hickory Land Company	STATE Delaware Delaware Delaware

          SECOND: That an agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of section 251 of the General corporation Law of the State of Delaware.

           THIRD: The name of the surviving corporation of the merger is Ayrshire Land Company.

          FOURTH: That the Certificate of incorporation of Ayrshire Land Company, a Delaware corporation which will survive the merger, shall be the Certificate of Incorporation of the surviving corporation.

          FIFTH: That the executed agreement of merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 251 North Illinois Street, Indianapolis, IN 46206-0967.

           SIXTH: That a copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

Dated: January 30, 1990

AYRSHIRE LAND COMPANY By /s/ Helen M. Feeney Vice President

ATTEST:

By: /s/ Illegible
Assistant Secretary